Exhibit 10.1
RETIREMENT AGREEMENT, WAIVER AND RELEASE

This Retirement Agreement, Waiver and Release (“Agreement") is made and entered into this 17th day of October, 2019, by and between William Becker (“Becker”) and MTS Systems Corporation (“MTS”).

WHEREAS, Becker was most recently employed by MTS as Senior Vice President, Test & Simulation, Commercial Operations;

WHEREAS, Becker has announced his retirement from employment with MTS effective October 17, 2019 (the “Separation Date”);

WHEREAS, in recognition of Becker’s years of employment with MTS and in order to set forth the terms and conditions under which Becker and MTS have agreed to handle Becker’s transition to retirement, all parties voluntarily and willingly enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and obligations set forth below, and in acknowledgment that the benefits provided in this Agreement are greater than those to which Becker would be entitled if he would choose not to execute this Agreement, Becker and MTS agree as follows:

1.	BENEFITS.

MTS agrees to provide the following benefits to Becker subject to the rescission provisions of Section 8:

A.	Payment.

MTS will provide Becker an amount of Three Hundred Thirty-Five Thousand Dollars and no cents ($335,000.00), less all applicable payroll deductions, and will issue an I.R.S. form W-2 as to this payment, in consideration of the release set forth in Section 2 of this Agreement. Payment will not be made until after the fifteen (15) day rescission period (described in Section 8) expires. The first installment of $12,884.62 will be paid on December 26, 2019. The remaining amount of $322,115.38 will be paid on January 9, 2020. All other employee benefits will end on Becker’s Separation Date.

B.	Signature.

Becker understands and agrees that he is receiving a benefit, as set forth above, that he would not otherwise be entitled to receive. Becker also understands that he will receive the benefits in Section 1 above only if he signs this Agreement. MTS will not accept, and Becker may not execute, this Agreement until on or after the Separation Date.

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C.	Executive Severance Plan Waiver.

Becker understands that he may have been entitled to certain pay and benefits under the MTS Executive Severance Plan, and he is voluntarily waiving any right to any such pay and benefits and is instead being provided with the benefits described in Section 1 above.

2.	COMMENCEMENT OF RETIREMENT AMOUNT AND SECTION 409A. MTS shall pay the retirement amount on or before January 9, 2020.

A.	Section 409A.

To the extent applicable, the Company intends that this Agreement and all payments to be made hereunder shall be interpreted in such a manner that all such payments comply with Section 409A of the Code. MTS makes no representation or warranty, and in the event that the Agreement or any payments to be made hereunder is found not to comply with Section 409A of the Code, then MTS shall have no liability to Becker. To the extent payments under this Agreement are subject to section 409A, the Agreement shall be interpreted in a manner that complies with section 409A. For example, the term “Separation Date” shall be interpreted to mean a separation from service under section 409A. In addition, each payment and benefit shall be treated as a separate payment for purposes of section 409A, as allowed under 26 C.F.R. § 1.409A-2(b)(2)(iii). Notwithstanding the foregoing, although the intent is to comply with section 409A, Becker shall be responsible for all taxes and penalties under this Agreement.

3.	RELEASE OF CLAIMS.

In return for the payment and other considerations listed in Section 1 above, which Becker understands and acknowledges is greater than he would normally be entitled to receive, Becker, on behalf of himself and any others who represent him now or in the future, hereby releases and forever discharges MTS and all of its related organizations, including but not limited to past and present employees, officers, and Board of Directors members, both individually and in their representative capacities, from any and all claims or causes of action of any type, whether known or unknown, under any local, state, or federal law(s), arising or which may have arisen at any time up to the date of this Agreement. This includes, but is not limited to, any and all claims arising from Becker’s employment with MTS and the termination of that employment, including any claim to payment or benefits under the MTS Executive Severance Plan, claims arising under the Minnesota Human Rights Act, Title VII of the 1964 Civil Rights Act, the Americans With Disabilities Act, Age Discrimination in Employment Act, the Federal and State of Minnesota Fair Labor Standards Acts, the Employee Retirement Income Security Act or any local, state, or federal law(s) relating to illegal discrimination in the workplace on the basis of race, religion, disability, sex, age, or other characteristics or traits, as well as any claims that he may have been wrongfully discharged, that an employment contract has been breached, that he has been harassed or otherwise treated unfairly during his employment, or that he has been defamed in any fashion. This release includes any claims for attorney's fees that Becker has or may have had. Becker acknowledges that the benefits set forth in Section 1 above constitute adequate consideration for this release. This Section does not preclude Becker from pursuing equitable only relief before an administrative agency.

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4.	NON-ADMISSION.
Becker understands and agrees this Agreement does not constitute an admission by MTS of any liability, wrongdoing, or violation of any law. MTS expressly denies any wrongdoing.

5.	CONFIDENTIALITY

In consideration of the promises set forth in Section 1 above, Becker will not personally, nor will he authorize any other person acting on his behalf, to disclose or permit to be disclosed in any fashion, any of the terms of this Agreement to any third person except in response to an order or subpoena of a court of competent jurisdiction, or a state or federal government body or agency.

Becker understands that he may communicate information regarding this Agreement to his personal legal counsel, financial advisors, mental health professionals, tax advisor, and spouse. Before communicating this information, Becker shall advise the person of the confidential nature of this Agreement, and each person who receives this confidential information shall be directed not to disclose in any fashion its terms.

5.	RETURN OF PROPERTY.

By signing this Agreement, Becker represents that he has returned to MTS all of its property, including documents and materials, whether on computer disc, flash drive, hard drive or other form, and all copies of any such documents, within his possession or control, which in any way relate to the business of MTS.

6.	PAYMENT OF ALL MONEY OWED AND RECEIPT OF BENEFITS DUE.

Becker acknowledges that he has received all pay owed to him by MTS, and that he has received all benefits due him, as of the date of this Agreement.

7.	CONSIDERATION.

Becker is advised to consult with an attorney prior to signing this Agreement, and that he has twenty-one (21) days from the date on which he receives this Agreement to consider whether or not he wishes to sign it. The date on which Becker received this Agreement is accurately reflected on the line marked “DATE RECEIVED.”

8.	RESCISSION.

Becker may cancel this Agreement for any reason within fifteen (15) calendar days after signing it. To be effective, this cancellation must be in writing and either hand delivered or mailed to MTS within the fifteen (15) day period. If delivered by mail, the cancellation must be postmarked within the fifteen (15) day period and be addressed to the attention of Bob Ries, MTS Systems Corporation, 14000 Technology Drive, Eden Prairie, MN 55344, and must be sent by certified mail return receipt requested. Becker understands that this Agreement will not become effective or enforceable until the fifteen (15) day period for cancellation has expired.

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9.	WAIVER OF CLASS/COLLECTIVE ACTION PARTICIPATION.

Becker waives and gives up any right to become, and promises not to consent to become, a member of any class in a case in which claims are asserted against MTS that are related in any way to his employment or the termination of his employment with MTS. If, without Becker’s prior knowledge and consent, he is made a member of a class in any proceeding, he will opt out of the class at the first opportunity. Excluded from this Agreement are Becker’s claims which cannot be waived by law.

10.	NON-COMPETE AND NON-SOLICITATION

Becker agrees that for a period of one year from the date of this Agreement, he shall not compete with MTS in any fashion. This includes, but is not limited to, Becker not being employed by, work as an independent contractor or volunteer, or work in any capacity, directly or indirectly, with any entity that competes in any fashion with MTS.

Becker further agrees that for a period of two years from the date of this Agreement, he shall not directly or indirectly solicit, recruit, or in any way encourage any employee to leave the employ of MTS.

11.	CONFIDENTIAL AND PROPRIETARY INFORMATION.

By signing this Agreement, Becker acknowledges that he has had access to confidential and proprietary information of MTS. Becker agrees that the release or disclosure of any confidential or proprietary information of MTS will cause MTS irreparable injury. By signing this Agreement, Becker acknowledges that he has not used or disclosed, and agrees that he will not at any time use or disclose, to any other entity or person, directly or indirectly, any confidential or proprietary or trade secret information of MTS. For purposes of this Agreement the term “confidential or proprietary information” shall include but not be limited to, trade secrets, client lists; contact lists; MTS contracts and records relating to contract negotiation; internal MTS financial information including cost structures; and information about the personal or business affairs of MTS, its clients, vendors, or employees. Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to prevent disclosure of confidential information in accordance with the immunity provisions set forth in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), meaning the disclosure is (1) in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected legal violation; or (2) under seal in connection with a lawsuit or other proceeding (including an anti-retaliation lawsuit).

12.	COUNTERPARTS.

This Agreement may be signed simultaneously in two or more counterparts, each of which will be deemed an original, but together will constitute one and the same document.

13.	SAVINGS CLAUSE.

Becker understands that if he chooses to challenge in a court of law any provision of this Agreement and such provision is determined later to be unenforceable or illegal by a court

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of law, MTS may either accept the remaining portions of the Agreement not held to be unenforceable or illegal, or MTS may declare the entire Agreement void. If the entire Agreement is voided, Becker will be required to pay back to MTS any compensation received under the terms of this Agreement within thirty (30) days from the date the Agreement is void.

14.	COMPREHENSIVE NATURE OF AGREEMENT.

This Agreement contains the entire agreement between MTS and Becker. Becker acknowledges that he has been advised in writing to consult his own attorney, he has had an opportunity to consult with his own attorney regarding the terms of this Agreement, he has read and understands the terms of this Agreement, he is voluntarily entering into this Agreement to take advantage of the benefits offered, and that there have been no promises leading to the signing of this Agreement except those that have been expressly contained in this written document.

15.	GOVERNING LAW AND DRAFTSMANSHIP.
This Agreement will be construed and interpreted in accordance with the laws of the State of Minnesota. It is further agreed that any action regarding the interpretation of or adherence to the terms and provisions of this Agreement shall be venued exclusively in the Minnesota State Court, Ramsey County. The parties agree that this Agreement shall be considered to have been drafted equally by each of the parties. Accordingly, no rule of strict construction shall be applied against any party.

16.	EFFECT OF HEADINGS.

The headings of all of the sections and subsections of this Agreement are inserted for convenience for reference only, and shall not affect the construction or interpretation of this Agreement.

17.	BANKRUPTCY.

Becker represents that he is not a party to a pending personal bankruptcy and that he is legally able and entitled to receive the benefit being provided to him by MTS.

DATE RECEIVED:	October 17, 2019

Dated:	October 17, 2019	William Becker
/s/ WILLIAM BECKER
Dated:	October 17, 2019	MTS SYSTEMS CORPORATION
		By	/s/ AMANDA DANIEL
		Its	Senior Vice President and Chief Human Resources Officer

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